

Pericom Semiconductor:
Enabling Serial Connectivity

(Nasdaq: PSEM)

Fiscal 2Q09 Earnings

PERICOM®
Enabling Serial Connectivity

Safe Harbor

- This presentation will include remarks about future expectations, plans and prospects for Pericom which constitute forward-looking statements for purposes of the safe-harbor provisions under applicable federal securities laws. Such forward-looking statements include the statements in the slide entitled "Q3 FY09 Business Outlook", which sets forth expected revenues, gross margin and other financial results for the fiscal second quarter
- Actual results may differ materially from our forward-looking statements, as a result of various important risks and uncertainties, including unexpected softness in demand for our products, price erosion for certain of our products, customer decisions to reduce inventory and other risks and uncertainties which are detailed and may be reviewed in the Company's filings with the SEC.
- All forward-looking statements included in this presentation are made as of the date of this presentation, and Pericom expressly disclaims any obligation to update the information provided in this presentation, except as required by law.
- We encourage you to review our most recent annual report on Form 10-K and our most recent quarterly report on Form 10-Q filed with the SEC and, in particular the risk factor sections of those filings.

Recent Earnings Overview

Quarterly:

- **Quarterly revenue of $30.7 M**
  - Down 30% Q-to-Q and 24.5% vs. Q2 FY08
- **End market shipments as % of revenues**
  - Computer at 45%, communication at 30%, consumer at 17%, other 8%
- **Geographic distribution as % of revenues**
  - US at 11%, Asia at 86%, Europe at 3%
- **Channel sales as % of revenues**
  - Domestic distribution at 6%, foreign distribution at 51%, contract manufacturers at 28%, OEMs at 15%

Recent Earnings Overview

Quarterly:

- **Gross margin of 34.9%**
  - Q2 gross margin down 150 bps sequentially, and down 200 bps vs. Q2 FY08
- **Operating expense of $10.0 M vs. $11.1 M last Q**
  - Included stock base compensation expenses of $0.9M
- **Operating income of $.7 M vs. $4.9 M last Q**
  - Operating margin of 2.3%
- **Net income of $1.7 M vs. $3.9 M last Q**
  - Net profit margin of 5.6%
  - GAAP EPS of 7 cents vs. 15 cents last Q
- **Tax Rate of 7.5% for Q2. YTD Effective Tax Rate was 29%**

Strong Balance Sheet

	Dec. 2008
Cash & Investments	$116M
Working Capital	$135M
Total Assets	$228M
Total Liabilities	$21M
Shareholders' Equity	$207M
Book Value/Share	$8.13
Cash & Investments/Share	$4.56

Product Mix and Key Customers

- **Product mix as % of revenues**
  - IC at 60%
    - Included analog switch at 26%, digital switch at 8%, silicon clocks at 6%, connect at 17%, interface at 3%
  - FCP at 40%
- **Top five end customers: Dell, Cisco, HPQ, Toshiba, Echostar**
  - Accounted for 28% of total revenue
  - No customer accounted for 10% of total revenue

New Products

- **Signal Conditioning:**
  - 4 new ReDriver™ products supporting the new DisplayPort™ video graphics protocol, and the SATA (Serial ATA) protocol for Storage.
  - Targets volume Notebook, Desktop PC, and Storage market segments
- **Connectivity and Switching:**
  - 5 new switching and bridge products for USB, Video, and Ethernet, and PCI Express bridging applications.
  - Targets volume Consumer, Notebook, and Ultra-mobility market segments
- **Timing:**
  - 2 new products - The M series family of Spread Spectrum Crystal Oscillators aimed at, 'jitter cleaner' clock IC is aimed at advanced.
  - Targets volume Networking, Home Access, and Telecom GbE market segments

Q3 FY09 Business Outlook

- Revenue in the range of $23.0 M to $26.0 M
- Gross margin in the 33.0% to 34.5% range
- Operating expenses in the range of $9.2 M to $9.5 M
  - Include stock-based compensation expenses of approximately $0.9 M
- Other income of approximately $1.0 M
- Tax rate of approximately 29.0%



Q & A

Pericom Semiconductor:
Enabling Serial Connectivity

(Nasdaq: PSEM)

Fiscal 2Q09 Earnings

PERICOM®
Enabling Serial Connectivity